Exhibit (c)(2)


CHRISTOPHER N. ZODROW                                 Direct Line:  706 645-4112
Vice President and Secretary                                  Fax:  706 645-4772
E-Mail: zodrow.christopher@westpoint-stevens.com

                                November 18, 1999


Mr. Holcombe T. Green, Jr.
Green Capital Investors, L.P.
Prominence in Buckhead
3475 Piedmont Road, N.E.
Suite 1600
Atlanta GA 30305

         Re: Grant of Incentive Stock Option to Purchase 1,000,000 Non-Qualified Shares under the Omnibus Stock Incentive Plan
                  -----------------------------------------------------------

Dear Holcombe:

         The WestPoint Stevens Inc. Omnibus Stock Incentive Plan (the "Plan") provides for the grant of options ("Options") to purchase shares of common stock of the Company to certain key employees of WestPoint Stevens Inc. (the "Company") and any subsidiary corporation of the Company. The Compensation Committee of the Board of Directors of the Company (the "Committee"), which is also the Committee appointed by the Board of Directors to administer the Plan, authorized the grant to you as of October 27, 1999, (the "Grant Date") an Option to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"), upon the terms and subject to the conditions of this letter and the Plan. Unless the context otherwise requires, all terms defined in the Plan shall have the same meaning when used herein.

         1. Grant. The Company has granted to you, as a matter of separate inducement and not in lieu of any salary or other compensation paid or payable to you for services performed by you for the Company, an Option to purchase, in accordance with the terms and subject to the conditions set forth in the Plan and the limitations herein and therein, an aggregate of 1,000,000 shares (the "Shares") of Common Stock at a price of $18.75 per Share, such price being, in the good faith judgment of the Committee, not less than one hundred percent (100%) of the fair market value per share of the Common Stock on the Grant Date. The grant of 800,000 shares of this option is specifically subject to and contingent upon shareholder approval at the Company's 2000 Annual Meeting of Stockholders of a Plan amendment authorizing the issuance of additional shares in excess of shares currently authorized by the Plan.



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         2. Exercisability; Term. Subject to the provisions and limitations herein and in the Plan, this Option shall be exercisable by you, on a cumulative basis, during its Term (as defined below), as follows:

                  (a) 200,000 shares may be purchased by you upon the first anniversary of the grant to you of the Option hereunder;

                  (b) up to 200,000 of the remaining 800,000 may be purchased by you upon the second anniversary of the grant to you hereunder and after the effective date of the Plan amendment referred to above;

                  (c) up to an additional 200,000 of the 800,000 Shares may be purchased by you upon the third anniversary of the grant to you hereunder and after the effective date of the Plan amendment referred to above;

                  (d) up to an additional 200,000 of the 800,000 Shares may be purchased by you upon the fourth anniversary of the grant to you hereunder and after the effective date of the Plan amendment referred to above;

                  (e) the remaining 200,000 of the 800,000 Shares may be purchased by you upon the fifth anniversary of the grant to you hereunder and after the effective date of the Plan amendment referred to above.

         In no event shall you exercise this Option for a fraction of a Share or for less than one hundred (100) Shares (unless the number being purchased is the total balance for which the Option is then exercisable).

         The unexercised portion of the Option granted herein will automatically and without notice terminate and become null and void upon the expiration of ten
(10) years from the date of the grant of this Option pursuant to this letter (the "Expiration Date"), unless terminated sooner in accordance with the terms hereof or of the Plan (the "Term").

         In the event your service as an employee of the Company is terminated prior to the Expiration Date, this Option shall, to the extent not theretofore exercised, terminate and become null and void, except to the extent described below; provided, however, that none of the events described below shall extend the period of exercisability of this Option beyond the Expiration Date:

                  (f) if you shall die while employed by the Company or its subsidiaries during either the three (3) month or one
                           (1) year period, whichever is applicable, specified in clauses (g), (h) and (I) below, this Option shall be exercisable for any or all Shares that you are entitled to purchase at the time of your death and shall remain exercisable for up to and


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                           including one (1) year after the date of your death,
                           by your legatee, distributee, guardian or legal or personal representative;

                  (g) if your employment with the Company and its subsidiaries is terminated by reason of your disability (as such term is described in Section 22(e)(3) of the Code), this Option shall be exercisable for any or all Shares that you are entitled to purchase at the effective date of termination of your employment by reason of your disability, at any time up to and including one (1) year after such effective date;

                  (h) if your employment with the Company and its subsidiaries is terminated by reason of your voluntary retirement after age sixty-five (65) in accordance with the Company's practices or if there is a Change of Control, as such term is defined the your Employment Agreement dated March 8, 1993, this Option shall be exercisable for any or all Shares subject to this Option, whether or not then exercisable to purchase such Shares, at any time up to and including three (3) months after the effective date of such termination; and

                  (I) if your employment with the Company and its subsidiaries is terminated for any reason other than those provided for in clauses (f), (g) or (h) above, this Option shall be exercisable for any or all Shares that you are entitled to purchase at the time of such termination, at any time up to and including three (3) months after the effective date of such termination of employment.

         3. Transfer. You may transfer this Stock Option to a spouse or lineal descendant (a "Family Member"), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with you that may be approved by the Committee. Subsequent transfers of this Option shall be prohibited except in accordance with this Section. All terms and conditions of this Option, including provisions relating to the termination of your employment or service with the Company, shall continue to apply following a transfer made in accordance with this Section.

         4. Method of Exercise. To exercise this option as to all or part of the Shares pursuant to this Option, you must give written notice to the Secretary of the Company at the principal business office of the Company (I) referring to this letter, (ii) specifying the number of Shares to be purchased and (iii) specifying a business day not more than ten (10) days from the date such notice is given for the payment of the exercise price for the Shares being purchased against delivery by the Company of such Shares.


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         5. Payment of Exercise Price with Shares. In lieu of payment in cash for any Shares being purchased upon exercise of this Option, you may exercise this Option, to the extent permitted by applicable law, in whole or in part, by delivering to the Company shares of Common Stock or any shares of capital stock into which such shares may have been reclassified or otherwise changed (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) that have been owned by you for at least six (6) months and which have a fair market value equal to the cash exercise price applicable to that portion of the Option being exercised. The fair market value of the shares being delivered in lieu of cash in payment of the exercise price shall be determined as of the date immediately preceding the date on which this Option is exercised, subject to any other requirements set forth in the Plan.

         6. Withholding Taxes. If you dispose of any Shares acquired pursuant to the exercise of this Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code), the Company may require you to reimburse it for any taxes required by any governmental taxing authority to be withheld or otherwise deducted and paid by the Company and/or its subsidiaries in respect of the issuance or disposition of such Shares. In lieu thereof, the Company and/or its subsidiaries shall have the right to withhold the amount of such taxes from any other sums due or to become due from them to you, upon such terms and conditions as the Committee shall prescribe. The Company and/or its subsidiaries may, in its discretion, hold the stock certificate to which you are entitled upon exercise of this Option as security for the payment of such withholding tax liability until cash sufficient to pay that liability has been paid or otherwise accumulated from any other sums due from them to you.

         7. Certain Other Restrictions. If the Company, in its sole discretion, shall determine that in order to comply with applicable securities laws it is necessary for the certificate or certificates representing the Shares purchased pursuant to the exercise of this Option to bear an appropriate legend giving notice of applicable restrictions on transfer under or in respect of such laws, such certificate or certificates shall bear such a legend, the form and substance of which shall be determined by the Company in its sole discretion.

         You hereby covenant and agree with the Company that if, at the time of exercise of this Option, the Shares subject to this Option are not registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws, that as a condition to exercise, you will execute and deliver to the Company a written statement, in form satisfactory to the Committee, (I) representing and warranting to the Company that you are purchasing the Shares for your own account, for investment only and not with a view to the public resale or distribution thereof in violation of any federal or applicable state securities laws, (ii) agreeing that any subsequent offer for resale or resale of any such Shares shall be made either pursuant to (x) an effective registration statement under the Act and applicable state securities laws covering such Shares or (y) specific exemptions from the registration and prospectus delivery


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requirements of the Act and any applicable state securities laws, but in claiming such exemptions, you shall, prior to any offer for resale or resale of such Shares, obtain a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the applicability of such exemptions.

         8. Plan Controls. This Agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan and the Plan shall be controlling in the event of any conflicting or inconsistent provisions with this letter.

         Please indicate your acceptance of all the terms and conditions of this Option and the Plan by signing and returning the enclosed copy of this letter to the undersigned.



                                           Very truly yours,

                                           WESTPOINT STEVENS INC.

                                           /s/ Christopher N. Zodrow

                                           Christopher N. Zodrow
                                           Vice President & Secretary


Attachment


ACCEPTED AND AGREED
AS OF THE DATE HEREOF:

/s/ Holcombe T. Green, Jr.
-----------------------------




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